UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TriCo Bancshares
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63 Constitution Drive, Chico, CA 95773
Telephone: (530) 226-2923

This letter is intended to serve as a Report Feedback Statement regarding Glass, Lewis & Co.’s Proxy Paper regarding the 2024 Annual Meeting of Shareholders of TriCo Bancshares (“TriCo”, “we” or “us”) published on May 2, 2024. In its analysis, Glass Lewis & Co. (“Glass Lewis”) recommended shareholders withhold votes for the election of John S.A. Hasbrook to the TriCo Board of Directors (the “Board”) for gender diversity concerns. We appreciate the opportunity to provide a response to the Proxy Paper on TriCo.

May 8, 2024

Dear Shareholders,

This statement responds to the Proxy Paper issued by Glass Lewis regarding the TriCo Bancshares (“TriCo,” “we” or “us”) 2024 Annual Meeting of Shareholders to be held on Thursday, May 23, 2024 (“Annual Meeting”).

We appreciate the opportunity to provide feedback regarding Glass Lewis’ withhold recommendation for the election of John S.A. Hasbrook as director to the TriCo Board of Directors (“Board”) at the Annual Meeting. Mr. Hasbrook is Chair of our Board Nominating and Corporate Governance Committee. We understand that Glass Lewis is again recommending a withhold vote because our Board does not meet Glass Lewis’ 2024 Benchmark Policy Guidelines regarding board gender diversity.

With regard to Board Composition and Refreshment, Glass Lewis’ Guidelines state in part:

We consider the nominating and governance committee to be responsible for ensuring sufficient board diversity, or for publicly communicating its rationale or a plan for increasing diversity. As such, we will generally recommend voting against the chair of the nominating committee of a board that is not at least 30 percent gender diverse, or all members of the nominating committee of a board with no gender diverse directors, at companies within the Russell 3000 index.

TriCo has eleven Board members, three are women; therefore 27.27% of our directors are women. Furthermore, in addition to Board membership, each of the three women directors chairs one of the seven standing Board committees of TriCo or Tri Counties Bank, its wholly owned subsidiary:

-    Audit- Kim Vogel
-    IT & Cyber Security – Kirsten Garen
-    Community Reinvestment – Margaret Kane

Since 2020, our Board has added five new directors, three of whom (60%) are women and one director who is considered under Glass Lewis’ guidelines to be from an “underrepresented community”. If TriCo had one more woman director on the Board, 36.36% of our Board would be gender diverse. We feel the bright line application by Glass Lewis of its guidelines does not take into account these actions taken by our Board since 2020.

Furthermore, with five new directors added since 2020, 45.45% of our Board has turned over in the last four years. This reflects our significant effort to effectively refresh and add diversity to our Board. As noted in our proxy statement for the Annual Meeting, these individuals bring significant experience and diverse views to our Board. We note Glass Lewis’ Guidelines on board refreshment:

We will note as a potential concern instances where the average tenure of non-executive directors is 10 years or more and no new directors have joined the board in the past five years. While we will be highlighting this as a potential area of concern, we will not be making voting recommendations strictly on this basis, unless we have identified other governance or board performance concerns.

The average tenure of TriCo’s independent directors is approximately 8.7 years. As noted in TriCo’s proxy statement for the Annual Meeting, the Board annually reviews the size and composition of the Board and the relevant experience of each Board member to determine the needs of the Board for effective oversight. The Board also balances refreshment with the importance of historical perspective from more tenured directors. The banking industry is highly regulated and it is very helpful to have directors on the board that have experienced the various economic cycles TriCo has endured. Too much turnover can impact the effectiveness of the Board’s oversight and the culture of TriCo (including the Board).

For these reasons, we oppose Glass Lewis’ recommendation that shareholders withhold votes for the reelection of the Chair of the Nominating and Corporate Governance Committee, Mr. John S.A. Hasbrook. Accordingly, we strongly urge shareholders to re-elect Mr. Hasbrook to the Board.

Thank you for considering TriCo’s position, and giving TriCo the opportunity to provide feedback. We are open to any dialogue on this topic.

Sincerely,

/s/Gregory A. Gehlmann

Gregory A. Gehlmann
SVP/General Counsel
Assistant Corporate Secretary
TriCo Bancshares
greggehlmann@tcbk.com
California Registered In-House Counsel
CA MJP #802859